[DECHERT LLP LETTERHEAD]



July 29, 2004


Advisory Hedged Opportunity Fund
50210 AXP Financial Center
Minneapolis, MN 55474


Re:      Advisory Hedged Opportunity Fund
         (File Nos. 333-102751 and 811-21288)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 3 to the Registration Statement of Advisory Hedged Opportunity Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP
----------------
    Dechert LLP